Exhibit 99.2

May 1, 2025

Board of Directors

Redfin Corporation

1099 Stewart Street, Suite 600

Seattle, WA 98101

Re:	Amendment No. 1 to the Registration Statement on Form S-4 of Rocket Companies, Inc., filed May 1, 2025 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated March 9, 2025 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Rocket Companies, Inc. (“Rocket”) and its affiliates) of the outstanding shares of common stock, par value $0.001 per share, of Redfin Corporation (the “Company”) of the exchange ratio of 0.7926 shares of Class A common stock, par value $0.00001 per share, of Rocket pursuant to the Agreement and Plan of Merger, dated as of March 9, 2025, by and among Rocket, Neptune Merger Sub, Inc., a wholly owned subsidiary of Rocket, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement, as amended. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary — Opinion of Redfin’s Financial Advisor”, “Risk Factors”, “The Merger — Background of the Merger”, “The Merger — Redfin’s Reasons for the Merger; Recommendation of the Merger by the Redfin Board”, “The Merger – Redfin Management Unaudited Prospective Financial Information”, “The Merger — Opinion of Redfin’s Financial Advisor” and “The Merger Agreement – Representations and Warranties” and to the inclusion of the Opinion Letter in the Proxy Statement/Prospectus included in the Registration Statement, as amended. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)